Exhibit 23.1

                       CONSENT OF WEINBERG & COMPANY, P.A.

The Board of Directors
AmeriCom USA, Inc.

We hereby consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72817, 333-72815, 333-72813, 333-72811, 333-72809,
333-72807,  333-72805,  333-72803  and  333-72801)  of AmeriCom USA, Inc. of our
report dated August 28, 2000 relating to the consolidated balance sheets of AmeriCom USA, Inc. and subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the two-year period ended June 30, 2000, and the related financial statement schedule, which report appears in the Form 10-KSB of AmeriCom USA, Inc.



/s/Weinberg & Company, P.A.

Weinberg & Company, P.A.


Boca Raton, Florida
October 13, 2000